SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                           SECURITIES
                       EXCHANGE ACT OF 1934

            Filed by the registrant    /_X_/

            Filed by a party other than the registrant    /___/

            Check the appropriate box:

            /___/       Preliminary proxy statement
            /_X_/       Definitive proxy statement
            /___/       Definitive additional materials
            /___/       Soliciting material pursuant to Rule 14a-11(c)
            or Rule 14a-12

                  VALSPAR CORPORATION

- -------------------------------------------------------------------------------
            (Name of Registrant as Specified in Its Charter)

                  VALSPAR CORPORATION

- -------------------------------------------------------------------------------
              (Name of Person(s) Filing Proxy Statement)

      Payment of filing fee (Check the appropriate box):

            /_X_/       $125 per Exchange Act Rule 0-11(c)(1)(ii),
            14a-6(i)(1), or 14a-6(i)(2).
            /___/       $500 per each party to the controversy
            pursuant to Exchange Act Rule 14a-56(i)(3).
            /___/       Fee computed on table below per Exchange
            Act Rules 14a-6(i)(4) and 0-11.

            (1) Title of each of securities to which transaction applies:

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            (2)      Aggregate number of securities to which
      transactions applies:

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            (3)      Per unit price or other underlying value of
                     transaction computed pursuant to Exchange Act
                     Rule 0-11:

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            (4)      Proposed maximum aggregate value of
      transaction:

- --------------------------------------------------------------------------------

            /___/       Check box if any part of the fee is offset as
      provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

            (1)      Amount previously paid:

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            (2)      Form, schedule or registration statement no.:

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            (3)      Filing party:

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            (4)      Date filed:

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                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              February 23, 1994

The annual meeting of stockholders of The Valspar Corporation will be held at the offices of the Corporation at 1101 Third Street South, Minneapolis, Minnesota, on Wednesday, February 23, 1994 at 11:00 A.M., for the following purposes:

1. To elect three directors (Class II) for a term of three years;

2. To ratify the appointment of independent auditors to examine the Corporation's accounts for the fiscal year ending October 28, 1994; and

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

Stockholders of record at the close of business on December 31, 1993 are entitled to notice of and to vote at the meeting.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting. A copy of the Annual Report for the year ended October 29, 1993 also accompanies this Notice.

By Order of the Board of Directors,
ROLF ENGH,
Secretary

Approximate Date of Mailing of Proxy Material:
January 21, 1994

      Please sign, date and return your proxy in the enclosed envelope.
                           1101 Third Street South
                                P.O. Box 1461
                         Minneapolis, Minnesota 55440


                               PROXY STATEMENT
                        Annual Meeting of Stockholders
                              February 23, 1994

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form. Shares will be voted in the manner directed by the stockholders. A stockholder giving a proxy may revoke it at any time before it is exercised by giving written notice of revocation to the Office of the Secretary of the Corporation.

Proxies are being solicited by mail, and, in addition, directors, officers and employees of the Corporation may solicit proxies personally, by telephone, telegram, or letter at no additional compensation to them. The Corporation will pay the expense of soliciting proxies, and will reimburse brokerage firms and others for their expenses in forwarding proxy materials to beneficial owners of Common Stock.

                             PROPOSAL NUMBER ONE
                            Election of Directors

As fixed by the Board of Directors in accordance with the Corporation's By-Laws, the Board of Directors consists of eleven members, divided into three classes of as nearly equal size as possible, each serving a term of three years. Following the annual meeting in 1994, the Board will consist of ten members due to the resignation of D. George Harris, a Class I director, as of the date of the annual meeting. Susan S. Boren, Richard N. Cardozo and Robert E. Pajor are the directors in Class II, with terms expiring at the annual meeting in 1994. The Board of Directors has nominated Ms. Boren and Messrs. Cardozo and Pajor for re-election as Class II directors. Unless otherwise directed by the stockholders, it is intended that shares represented by proxy will be voted in favor of the election of the three nominees listed in Class II below, to hold office until the annual meeting in 1997 and until their successors are elected and qualify. If any of the nominees is unable or unwilling to stand for election, it is intended that shares represented by proxy will be voted for a substitute nominee recommended by the Board of Directors, unless the stockholder otherwise directs. The Board is not aware that any of the nominees is unable or unwilling to stand for election.

         Names, Principal Occupations for the Past Five Years and Selected
                Other Information Concerning Nominees and Directors

 ----------------------------------------------------------------------------------
                 CLASS I Directors Continuing in Office until 1996

 ----------------------------------------------------------------------------------
Thomas R. McBurney        President, McBurney Management Advisors, a
 Director since 1987      management consulting firm for small businesses
 Age - 55
Mr. McBurney has held his present position as President since 1990. Prior to 1990, Mr.
McBurney served as Executive Vice President of The Pillsbury Company and also served one year as Chairman of International Foods and two years as Chairman of U.S. Foods
Group, divisions of The Pillsbury Company. Mr. McBurney is also a director of Security
American Financial Enterprises, Wenger Corporation, Space Center Enterprises, Inc. and
Greenspring Companies.

 ----------------------------------------------------------------------------------
Michael P. Sullivan       President and Chief Executive Officer,
 Director since 1990      International Dairy Queen, Inc.
 Age - 59
Mr. Sullivan has held his present position as President and Chief Executive Officer since 1987. Mr. Sullivan is also a director of International Dairy Queen, Inc.

 ----------------------------------------------------------------------------------
C. Angus Wurtele          Chairman of the Board and Chief Executive
 Director since 1970      Officer of the Corporation
 Age - 59
Mr. Wurtele has held his present position since 1973. Mr. Wurtele is also a director of Donaldson Company, Inc., General Mills, Inc. and Northwestern National Life Insurance
Company.

 ----------------------------------------------------------------------------------
                    CLASS II Nominees for Term Expiring in 1997

 ----------------------------------------------------------------------------------
Richard N. Cardozo        Professor, Curtis L. Carlson
 Director since 1976      School of Management, University of Minnesota
 Age - 57
Mr. Cardozo has held his present position as professor since 1971.

 ----------------------------------------------------------------------------------
Susan S. Boren            Group Vice President - Stores,
 Director since 1991      Dayton's
 Age - 46
Ms. Boren has held her present position as Group Vice President - Stores for Dayton's since 1991. Prior to 1991, Ms. Boren served as Senior Vice President - Human Resources since 1989 and Vice President since 1987 for Dayton Hudson Department Stores.

 ----------------------------------------------------------------------------------
Robert E. Pajor           President and Chief Operating
 Director since 1978      Officer of the Corporation
 Age - 57
Mr. Pajor has held his present position since 1981.

 ----------------------------------------------------------------------------------
                CLASS III Directors Continuing in Office until 1995

 ----------------------------------------------------------------------------------
William W. George         President and Chief Executive Officer,
 Director since 1984      Medtronic, Inc.
 Age - 51
Mr. George has held his present position as President and Chief Executive Officer since
1991 and served as President and Chief Operating Officer since 1989. Prior to 1989, he served as President - Space and Aviation Systems for one year and President and Executive
Vice President - Industrial Automation & Control for one year at Honeywell, Inc. He is also a director of Medtronic, Inc., The Toro Company and Dayton Hudson Corporation.

 ----------------------------------------------------------------------------------
Kendrick B. Melrose       Chairman and Chief Executive Officer,
 Director since 1984      The Toro Company
 Age - 53
Mr. Melrose has held his present position as Chief Executive Officer since 1983 and
Chairman since 1987. He is also a director of Bio-Metric Systems, Inc., Link-Osborn,
Inc., Donaldson Company, Inc. and The Toro Company.

 ----------------------------------------------------------------------------------
Lawrence Perlman          Chairman, President and Chief Executive Officer,
 Director since 1992      Ceridian Corporation
 Age - 55
Mr. Perlman was elected Chairman of the Board in November 1992 and has held the position of President and Chief Executive Officer since 1990. He was President and Chief Operating
Officer during 1989. Prior to 1989, he served as Chairman, President and Chief Executive
Officer of Imprimis Technology, Inc., a data storage subsidiary of Control Data Corporation and as President and Chief Executive Officer of Commercial Credit Company. He is also a director of Seagate Technology, Inc., Computer Network Technology, Inter-Regional
Financial Group and Ceridian Corporation.

 ----------------------------------------------------------------------------------
Gregory R. Palen          Chairman and Chief Executive Officer,
 Director since 1992      Spectro Alloys Corporation; Chief Executive Officer,
 Age - 38                 Palen/Kimball Company
Mr. Palen has held his present position as Chairman and Chief Executive Officer with
Spectro Alloys Corporation, an aluminum recycler and manufacturing company, since 1988.
He has been Chief Executive Officer of Palen/Kimball Company, a mechanical service company, since May 1993 and previously had been President since 1983. Mr. Palen is also a director of Palen/Kimball Company, North Central Life Insurance Company, Summit Leasing and Spectro
Alloys Corporation.

 ----------------------------------------------------------------------------------

Board Committees

The standing committees of the Board of Directors for 1993 were as follows:

Name of Committee          Membership
 --------------------------------------------------------------------------------------
Audit Committee            Susan S. Boren, Richard N. Cardozo - Chair,
                           William W. George, D. George Harris, Thomas R. McBurney,
                           Kendrick B. Melrose, Gregory R. Palen, Lawrence Perlman
                           and Michael P. Sullivan
Executive Committee        Thomas R. McBurney, Robert E. Pajor and
                           C. Angus Wurtele - Chair
Compensation and           Susan S. Boren, William W. George - Chair,
Nominating Committee       D. George Harris, Kendrick B. Melrose,
                           Lawrence Perlman and Michael P. Sullivan

The Board of Directors met seven times during fiscal 1993.

The Audit Committee held two meetings during the fiscal year at which it reviewed the extent and scope of the audit and non-audit services provided by the Corporation's independent accountants, reviewed internal accounting procedures and controls with the Corporation's financial and accounting staff, and reviewed the comments made by the independent accountants in their letter of recommendation to management.

The Compensation and Nominating Committee held two meetings during the fiscal year at which it reviewed and approved the compensation plans and arrangements or granted options for officers, key employees and directors.

The Compensation and Nominating Committee will consider nominees for Board membership submitted by stockholders. Any such recommendation should be submitted in writing to the Corporation in care of Corporate Secretary, at 1101 Third Street South, Minneapolis, Minnesota 55415, along with the written consent of such nominee to serve as a director if so elected. Candidates for director should be persons with broad training and experience in their chosen fields and who have earned distinction in their activities.

During fiscal 1993, each director attended 75% or more of the meetings of the Board and of the committees on which the director served.

Director Compensation

For fiscal 1993, directors who were not officers of the Corporation received an annual fee of $12,000, an attendance fee of $1,000 for each meeting of the Board of Directors and $750 for each meeting of a committee of the Board of Directors not held the same day as a Board of Directors meeting. At a director's option, the annual fee may be paid by the Corporation purchasing shares of its Common Stock in the open market on behalf of the director. Any costs of such purchases are paid by the Corporation. In addition, immediately after each annual meeting of stockholders, commencing with the 1993 annual meeting, each non-employee director receives a grant of restricted stock under the Corporation's Restricted Stock Plan for Non-Employee Directors (the "Directors Plan"). The number of shares granted is determined by dividing one-half of the amount of the director's fees earned by the non-employee director for his or her services during the most recently ended fiscal year by the average closing price of the Corporation's Common Stock for the ten business days immediately prior to the date of the annual meeting. The non-employee director cannot sell, assign, pledge or otherwise transfer any of the shares of restricted stock granted under the Directors Plan until he or she ceases to be a member of the Board of Directors.

                             CERTAIN TRANSACTIONS

The Leveraged Equity Purchase Plan (the "LEPP"), which was approved by the stockholders in February 1991, provides key employees (including executive officers) with loans from the Corporation, up to an aggregate amount of $6,000,000, to permit them to acquire Common Stock of the Corporation in the open market. The LEPP is administered by the Compensation and Nominating Committee, with the Committee selecting the individuals to be granted loans and determining the size of such loans. A participant may borrow from the Corporation 90% of the cost of the shares being purchased, such loan being evidenced by a nonrecourse promissory note bearing interest at a reasonable market rate and having a term up to five years. All loans reflected in the table below were granted in fiscal 1991 and there were no new loans granted in fiscal 1993. All loans granted under the Plan to date bear an interest rate of 8%. The following lists each executive officer whose loan from the Corporation exceeded $60,000 at any time during fiscal 1993, and indicates
(i) the largest loan amount outstanding for such officer at any time since October 31, 1992, and (ii) the loan amount outstanding for such officer as of December 31, 1993:

                             Largest Amount
                               Outstanding
        Name of             since October 31,       Amount Outstanding
   Executive Officer              1992            as of December 31, 1993
 ------------------------------------------------------------------------
C. Angus Wurtele                $190,109                 $140,331
Robert E. Pajor                  124,562                   88,588
Paul C. Reyelts                  171,070                  168,981
John R. Stevenson                209,363                  209,363
Steven L. Erdahl                 210,931                  210,931
Jeffrey M. Nodland               210,648                  210,648
Larry B. Brandenburger           220,928                  220,928

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table shows, for the fiscal years ended October 29, 1993, October 30, 1992 and October 25, 1991, the cash compensation paid by the Corporation, as well as certain other compensation paid or accrued for those years, to C. Angus Wurtele, the Corporation's Chairman of the Board and Chief Executive Officer, and each of the four other most highly compensated executive officers of the Corporation (together with Mr. Wurtele, the "Named Executives"):


SUMMARY COMPENSATION TABLE

                                                                     Long Term
Name and Principal                      Annual Compensation        Compensation
Position                                -------------------       ---------------
Name and                                                            Options            All Other
Principal Position            Year   Salary       Bonus(1)      (No. of Shares)(2)  Compensation(3)
 --------------------------------------------------------------------------------------------------
C. Angus Wurtele              1993    $476,838    $356,675(4)              -             $70,214
 Chairman of the Board and    1992     456,989       230,780               -
 Chief Executive Officer      1991     481,317       108,861               -

Robert E. Pajor               1993     384,709     287,762(4)            835              54,652
 President and                1992     357,357       180,466           1,350
 Chief Operating Officer      1991     339,684        83,444          16,880

Paul C. Reyelts               1993     192,885     145,627(4)            445              26,723
 Vice President, Finance      1992     181,173        91,492             650
                              1991     174,631        40,664          10,880

John R. Stevenson             1993     156,827     117,307(4)            375              21,943
 Vice President,              1992     141,328        70,523             490
 Special Products Group and   1991     134,046        45,686          10,290
 Administration

Paul H. Fritzke               1993     175,000        79,573             315              21,650
 Vice President, Consumer     1992     165,062        51,235             270
 Coatings Group               1991     172,374        55,536           5,450

(1) Includes, for these fiscal years, (i) bonuses under the Incentive Bonus Plan and (ii) deferred bonuses awarded pursuant to the Deferred Bonus Plan for Management, subject to forfeiture if the individual voluntarily terminates employment or is discharged for cause within three years. See "Compensation Committee Report on Executive Compensation."

(2) Excludes options to be granted pursuant to the Key Employee Annual Bonus Plan, based on the level of cash bonus for fiscal 1993. See "Compensation Committee Report on Executive Compensation."

(3) Represents contributions or allocations by the Corporation to defined contribution or savings plans (tax-qualified and supplemental) on behalf of the Named Executive. The rules of the Securities and Exchange Commission require the presentation of this information for fiscal 1993 only.

(4) Pursuant to the Key Employee Annual Bonus Plan, each of these individuals elected to receive his fiscal 1993 bonus under the Incentive Bonus Plan in restricted stock, subject to forfeiture if the individual's employment terminates within three years for any reason other than death, disability, retirement or a change of control. See "Compensation Committee Report on Executive Compensation." The restricted stock received has a market value equal to twice the amount of the cash bonus that would have been paid absent the election; therefore, the bonus amounts indicated for fiscal 1993 include the following additional amounts resulting from the election to receive restricted stock: Mr. Wurtele, $154,495; Mr. Pajor, $124,645; Mr. Reyelts, $63,169; and Mr. Stevenson, $50,812.


Stock Options

The following table contains information concerning grants of stock options under the Corporation's 1991 Stock Option Plan to the Named Executives during fiscal 1993:

OPTION GRANTS IN LAST FISCAL YEAR

                             Individual Grants
 --------------------------------------------------------------------------
                                                                                   Potential
                                    % of Total                                 Realizable Value
                                     Options                                   at Assumed Annual
                                    Granted to     Exercise                   Rate of Stock Price
                                    Employees       Price                      Appreciation for
                      Options       in Fiscal        Per        Expiration      Option Term(3)
Name                 Granted(1)        Year        Share(2)        Date
- -----------------------------------------------------------------------------------------
                                                                               5%        10%
                                                                              -----------------
C. Angus Wurtele          -            -              N/A           N/A         N/A        N/A
Robert E. Pajor         835            1.9          $33.00        1/4/98      $7,615     $16,825
Paul C. Reyelts         445            1.0           33.00        1/4/98       4,058       8,967
John R.
Stevenson               375             .1           33.00        1/4/98       3,420       7,556
Paul H. Fritzke         315             .1           33.00        1/4/98       2,873       6,347

(1) All options granted become immediately exercisable upon grant. Options include the right to pay the exercise price in cash or in previously-acquired Common Stock

(2) Exercise price is the fair market value of the Corporation's Common Stock, defined as the closing price on the day preceding the date that the option is granted.

(3) These assumed values result from certain prescribed rates of stock price appreciation. The actual value of these option grants is dependent on future performance of the Common Stock and overall stock market conditions. There is no assurance that the values reflected in this table will be achieved.



Option Exercises and Holdings

The following table sets forth information with respect to the Named Executives concerning the exercise of options during fiscal 1993 and unexercised options held as of October 29, 1993:

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                              Number of                  Value of Unexercised
                        Shares                           Unexercised Options                 In-the-Money
                       Acquired         Value            at October 29, 1993        Options at October 29, 1993(2)
Name                 on Exercise     Realized(1)         -------------------        ------------------------------
                                                         Exercisable  Unexercisable   Exercisable   Unexercisable
 -----------------------------------------------------------------------------------------------------------------
C. Angus Wurtele            -             N/A               -              -             N/A             N/A
Robert E. Pajor             -             N/A          16,265          6,000          $326,406        $124,125
Paul C. Reyelts         7,730          $171,171         1,095          4,000            10,019          82,750
John R.
Stevenson               1,280            26,080        15,435          6,000           332,764         129,875
Paul H. Fritzke             -             N/A           4,425          2,000            85,220          41,375

(1) The value realized on the exercise of options is based on the difference between the exercise price and the fair market value of the Corporation's Common Stock on the date of exercise.

(2) The value of unexercised in-the-money options is based on the difference between the exercise price of the options and the fair market value of the Corporation's Common Stock on October 29, 1993.



Board Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors (the "Committee") is comprised entirely of independent non-employee directors. The Committee is responsible for setting and administering the policies which govern both annual compensation and stock ownership programs. The Company's incentive plans are designed to condition a significant amount of an executive's compensation on the performance of the executive and of the Company as a whole. The compensation plans are also designed to encourage employee stock ownership. The Compensation Committee believes such ownership effectively motivates executives to increase shareholder value and aligns the interests of employees with those of the shareholders. In its administration of the various compensation plans, the Committee focuses on these goals of tying compensation to performance and encouraging executive stock ownership.

Salary. In setting each executive officer's base salary, the Committee considers quantitative measures related to the Corporation's financial performance as well as a number of qualitative measures related to the executive's duties and responsibilities. The Committee also compares the salary of its executive officers with salaries of executive officers of other companies of similar size and profitability. The base salary of the Named Executives increased by an average of 6.5% from fiscal 1992 to fiscal 1993. The increases for fiscal 1993 reflected general corporate performance, based on sales, expenses, profits, unit growth and return on equity. The average salaries of the Named Executives were basically flat from fiscal 1991 to fiscal 1992, reflecting fiscal 1991 corporate performance.

Bonus Programs. Since prior to fiscal 1988, the Corporation has had a policy of granting incentive bonuses to its key employees (including executive officers), referred to as the "Incentive Bonus Plan." In the first quarter of each fiscal year, specific performance targets are identified for each participant in the Incentive Bonus Plan, including both general corporate measures of performance (such as net income, gallon sales growth, return on equity and total expenses) and specific measures of performance within the participant's area of responsibility. After the end of such fiscal year, if the participant remains employed by the Corporation, a bonus of up to a specified percentage of the participant's salary (45% for executive officers) will be paid, depending on the level of achievement of such participant's performance targets. For executive officers, general corporate performance measures are weighted more heavily than specific measures within the executive's area of responsibility. Among these general corporate performance measures, net income is generally weighted most heavily.

Pursuant to the Key Employee Annual Bonus Plan, adopted for fiscal 1993 and subsequent years, the Committee may select those key employees (including executive officers) who are eligible to participate in the plan. Prior to the beginning of each fiscal year, an employee selected for that fiscal year to participate in the plan can elect to convert all or any portion of his or her cash bonus under the Incentive Bonus Plan into a grant of restricted stock, with the number of shares granted having a market value equal to twice the amount of the cash bonus. The participant must be employed on the last day of the fiscal year to receive the restricted stock grant for that fiscal year. The restricted stock is forfeitable for three years from the date of grant if the participant's employment with the Corporation terminates for any reason other than death, disability, retirement or a change of control. In addition, each employee selected for the fiscal year to participate in this plan who earns a cash bonus under the Incentive Bonus Plan also receives a non-qualified stock option, with the number of shares subject to the option determined by dividing twice the participant's total cash bonus by the market value of the Common Stock. Twenty-four members of the Valspar Leadership Group (the top 100 managers of the Corporation), including all executive officers, were selected to participate for fiscal year 1993 in the plan. The remaining members of the Valspar Leadership Group were selected to participate in the Annual Option Bonus Plan, in which a participant receives stock options, with the number of options equal to the cash bonus under the Incentive Bonus Plan divided by the market value of the Common Stock.

In addition, the Management Committee, consisting of all executive officers for fiscal 1993, participate in the Deferred Bonus Plan, which provides for the award of deferred cash incentive bonuses. On January 1 of each year, the Corporation calculates the amount of the deferred bonus for each executive officer with respect to the Corporation's preceding fiscal year. The amount of such deferred bonus equals a percentage, ranging from 0% to 15% of the employee's salary earned in the previous fiscal year, depending on the Corporation's three-year trailing averages for earnings per share growth, return on average equity and gallon sales growth computed as set forth in the Deferred Bonus Plan. These three factors are weighted equally under the plan. The deferred bonus becomes payable on the third anniversary of the calculation date (the "Maturity Date"), and is subject to forfeiture if the participant voluntarily terminates employment or is discharged for cause prior to such date.

Option Programs. In 1991, the Corporation's stockholders approved the adoption of the Corporation's 1991 Stock Option Plan and the reservation of 1,000,000 shares of common stock for issuance upon exercise of options granted thereunder. Options granted under the 1991 Plan are granted at exercise prices equal to the fair market value of the Corporation's Common Stock at the closing price on the day preceding the date of grant. Each of the named executives (other than Mr. Wurtele) received significant grants of stock options under the newly adopted 1991 Stock Option Plan during fiscal 1991 and also received smaller grants in fiscal 1992 and 1993. The grants were awarded in accordance with individual and corporate performance.

                   SUBMITTED BY THE COMPENSATION COMMITTEE
                     OF THE COMPANY'S BOARD OF DIRECTORS:

Susan S. Boren
William W. George
D. George Harris
Kendrick B. Melrose
Lawrence Perlman
Michael P. Sullivan
Stock Performance Graph

The graph below compares the Corporation's cumulative total shareholder return for the last five fiscal years with the cumulative total return of (1) the Standard & Poor's 500 Stock Index and (2) a Peer Group of companies selected by the Corporation on a line-of-business basis. The graph assumes the investment of $100 in the Corporation's Common Stock, the S&P 500 Index and the Peer Group at the end of fiscal 1988 and the reinvestment of all dividends.

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
        Among Valspar Corporation, the S&P 500 Index and a Peer Group*

                             [graph]

                       Cumulative Total Return
              ------------------------------------------------
              1988      1989    1990    1991    1992    1993
 -------------------------------------------------------------
Valspar       $100     $ 140   $ 141   $ 211   $ 299   $ 377
 -------------------------------------------------------------
Peer Group    $100     $  97   $  95   $ 143   $ 185   $ 211
 -------------------------------------------------------------
S&P 500       $100     $ 126   $ 117   $ 156   $ 172   $ 197
 -------------------------------------------------------------


Assumes $100 invested on October 31, 1988 in the Common Stock of The Valspar Corporation, the S&P 500 Index and a line-of-business Peer Group, including reinvestment of dividends.

* PPG Industries, Inc., Rohm and Haas Company, Ferro Corporation, NL Industries, Inc., H.B. Fuller Company, The Sherwin-Williams Company, RPM, Inc., Grow Group, Inc., Standard Brands Paint Company, Pratt & Lambert, Inc., Lilly Industries, Inc., Lawter International, Inc., Guardsman Products, Inc., Detrex Corporation.

                             PROPOSAL NUMBER TWO
                           Appointment of Auditors

Unless otherwise directed by the stockholders, shares represented by proxy at the meeting will be voted in favor of ratification of the appointment of the firm of Ernst & Young to examine the accounts of the Corporation for the year ending October 28, 1994. Management believes that neither Ernst & Young nor any of its partners presently has or has held within the past three years any direct or indirect interest in the Corporation. A representative of Ernst & Young is expected to be present at the 1994 annual meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

At least once each year, the non-officer directors, acting as the Audit Committee, review the services that may be provided by Ernst & Young during the year, consider the effect that performing such services might have on audit independence, and approve guidelines under which management may engage Ernst & Young to perform non-audit services.

                     OUTSTANDING SHARES AND VOTING RIGHTS

Stockholders of record on December 31, 1993 will be entitled to receive notice of and vote at the meeting. As of the record date, there were outstanding and entitled to be voted at the meeting 21,596,569 shares of Common Stock, each share being entitled to one vote.

Share Ownership of Certain Beneficial Owners

The following information concerning ownership of Common Stock of the Corporation is furnished as of the record date with respect to all persons known by the Corporation to be the owner, of record or beneficially, of more than five percent of the outstanding Common Stock of the Corporation. Unless otherwise indicated, the stockholders listed in the table below have sole voting and investment powers with respect to the shares indicated.


                                     Shares
Name and Address                  Beneficially       Percent
of Beneficial Owner                   Owned          of Class
 -------------------------------------------------------------
C. Angus Wurtele                   2,645,896 (1)      12.25%
1101 Third Street South
Minneapolis, MN 55415

Norwest Bank Minnesota, N.A.       4,297,669 (2)      19.19%
6th and Marquette
Minneapolis, MN 55479

Nicholas Company, Inc.           1,115,600(3)          5.17%
700 North Water Street
Milwaukee, WI 54202

(1) Includes 92,712 shares held as of October 31, 1993 through the Valspar Stock Ownership Trust, 10,000 shares owned by Mr. Wurtele's wife and 691,040 shares held for his benefit as co-trustee with Norwest Bank Minnesota, N.A. Includes 4,850 shares held in trust for a child for which his wife is co-trustee and 36,000 shares held in trust for a child for which Norwest Bank Minnesota, N.A. is co-trustee. Does not include 403,400 shares held in trust for benefit of adult children for which Norwest Bank Minnesota, N.A. is co-trustee. Mr. Wurtele disclaims any beneficial ownership of such excluded shares.

(2) Norwest Bank Minnesota, N.A., as trustee, reports shared investment and voting power over 3,753,233 shares of Common Stock, including the shares disclosed in note (1) above.

(3) Nicholas Company, Inc., as an investment advisor, reports no voting power over such shares and sole investment power over all such shares.



Share Ownership of Management

The following table lists, as of December 31, 1993, the beneficial ownership of Common Stock for all directors (other than Mr. Wurtele, who is listed above, and D. George Harris, who is resigning as of the date of the annual meeting in 1994), each of the Named Executives and all directors and executive officers as a group. Except as otherwise indicated, no director or executive officer owns as much as 1% of the total outstanding shares of Common Stock.

Name                      Shares(1)     Name                     Shares(1)
 ----------------------------------------------------------------------------
Thomas R. McBurney        4,322         Kendrick B. Melrose       4,977
Michael P. Sullivan       4,198 (2)     Lawrence Perlman          1,177
Richard N. Cardozo        3,877         Gregory R. Palen          1,367(5)
Susan S. Boren            1,740         Paul C. Reyelts         151,419(4)(6)
Robert E. Pajor         302,431(3)(4)   John R. Stevenson        52,621(4)
William W. George        13,922         Paul H. Fritzke          65,847(4)(7)
All directors and executive officers as a group               3,252,309(4)(8)

(1) Except as otherwise indicated, each person possesses sole voting and investment power with respect to shares shown as beneficially owned.

(2) Does not include 729 shares owned by household members for which Mr. Sullivan disclaims any beneficial ownership.

(3) Includes 40,000 shares owned by Mr. Pajor's wife and 34,671 shares held by his son. Mr. Pajor beneficially owns 1.4% of the outstanding Common Stock.

(4) Includes shares indirectly owned as of October 31, 1993 through the Valspar Stock Ownership Trust and over which each participant has sole voting power, as follows: Mr. Pajor, 76,862; Mr. Reyelts, 14,824 shares; Mr. Stevenson, 12,990 shares; Mr. Fritzke, 34,008 shares; and executive officers as a group, 205,654 shares. Also includes the following numbers of shares which may be acquired within 60 days by exercise of outstanding options under the Corporation's stock option plans, as follows: Mr. Pajor, 19,265 shares; Mr. Reyelts, 3,095 shares; Mr. Stevenson, 2,865 shares; Mr. Fritzke, 5,425 shares; and executive officers as a group, 63,485 shares.

(5) Includes 60 shares owned by Mr. Palen's wife.

(6) Includes 800 shares owned by Mr. Reyelts' wife.

(7) Includes 12,348 shares owned by Mr. Fritzke's wife.

(8) Represents 15.1% of the outstanding Common Stock.



ADDITIONAL INFORMATION

Other Business

Management is not aware of any matters to be presented for action at the meeting, except matters discussed in the Proxy Statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

1995 Stockholder Proposals

Proposals of stockholders intended to be presented at the Annual Meeting in 1995 must be submitted to the Corporation in appropriate written form on or before September 30, 1994.

By Order of the Board of Directors,
ROLF ENGH,
Secretary

Minneapolis, Minnesota
January 21, 1994

                   PLEASE SIGN, DATE AND RETURN YOUR PROXY
                           IN THE ENCLOSED ENVELOPE